Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Reports First Quarter 2009 Financial Results
CENTENNIAL, Co., January 8, 2009 — Penford Corporation (Nasdaq: PENX), a global leader in renewable, natural-based ingredient systems for industrial and food applications, today reported that consolidated sales for its first quarter of fiscal 2009, which ended on November 30, 2008, were $80.7 million compared to $94.9 million a year ago. The reduction in revenue reflects the impact from lower Australian foreign currency exchange rates, lower Industrial volume from the sequencing of production recovery from the flood at the Company’s facility in Cedar Rapids, Iowa, and product rationalization in the Australian operations. In addition, general business activity slowed in the paper industry served by the Company’s Industrial Ingredients segment with many customers taking extended market related downtime. These negative revenue factors were partially offset by higher pricing.
Consolidated gross margin declined to $5.4 million, or 6.7% of sales, from $16.3 million, or 17.1% of sales, a year ago. Lower revenues reduced margins by $1.8 million. Grain costs in Australia rose by $3.5 million from a year ago. Input costs were also affected by the accounting requirement to recognize $2.9 million in hedge gains on corn and natural gas in the fourth quarter of fiscal 2008 caused by the flood in Cedar Rapids. Manufacturing expenses increased $5.6 million on higher energy and chemical costs, additional depreciation expense as well as variances caused by supply chain interruptions in Australia and incremental maintenance charges associated with the re-activation of processes in the Industrial Ingredients business after the flood.
Consolidated operating expenses were comparable to a year ago at $7.3 million. Operating results also include $6.8 million of flood recovery expenses incurred in the Industrial Ingredients business during the first fiscal quarter of 2009 as well as the recognition of $11.0 million in reimbursements from insurers. Income from operations was $0.8 million versus $5.8 million last year.

The non-operating loss of $0.2 million includes $0.6 million in currency revaluations reflecting the effect of an 18% decrease in the Australian Dollar on intercompany balances that were exposed to changes in foreign exchange rates. Interest expense increased $0.2 million to $1.5 million in the first quarter of fiscal 2009 as the Company is expensing borrowing costs associated with the expansion of the Company’s wet milling operations compared with a year ago when construction was active and funding costs were being capitalized.
The effective tax rate for the three months ended November 30, 2008 was 57% compared with 36% a year ago. The increase in the tax rate in the first quarter 2009 is due to the recognition in the financial statements of $0.2 million of tax credits applicable to research and development activities. The net loss for the quarter was $0.4 million, or $0.03 per diluted share, compared to net income of $3.2 million, or $0.33 per diluted share, for the same quarter last year.
In the second quarter of fiscal 2008, the Company issued 2.0 million shares of common stock in a public offering. This transaction increased weighted average shares for the first quarter of fiscal 2009 by 2.0 million over the prior year first quarter.
Segment Results
Food Ingredients — North America
North American Food Ingredients first quarter fiscal 2009 revenues grew 10.4% over last year to $17.7 million. Sales volume was comparable to last year, product mix improved contributing to an 11% increase in average selling price. Revenue from coating applications increased by 2% while non-coating applications expanded by 20%. Gross margin increased $0.7 million to $5.3 million in the first quarter 2009. Improvements in pricing and product mix more than offset higher raw material, packaging and chemical costs. Income from operations was $3.4 million compared with $2.7 million a year ago.
Industrial Ingredients — North America
First quarter fiscal 2009 sales at the Industrial Ingredients business declined 15% to $41.8 million from $49.2 million last year. In mid-June 2008, the Company’s Cedar Rapids, Iowa manufacturing facility suffered an unprecedented flood and plant operations were suspended for most of the fourth quarter of last year. Limited production of starch resumed in late August 2008 and ethanol production re-started in late September 2008.
Revenue decreases were attributable to the impact from the flood as starch production and customer shipments phased in through the quarter. The Industrial business was also impacted by decisions by several paper customers to implement extended downtime, reflecting a significant decline in demand for our customers’ coated and uncoated paper. Inventories for these paper segments remain low relative to historical levels.
First quarter gross margin decreased to $0.1 million from $8.6 million a year ago. Approximately half of the margin reduction was due to the combined effects from the flood transition, lower end-market demand for paper, and mix changes, as well as input cost increases that reflect the impact from the prior quarter hedge gain recognition as noted above. The margin change was also caused by higher chemical, depreciation and maintenance charges. Ethanol operations made a positive impact on margin although at a lower average profit ratio than industrial starches.
During the first quarter, the Industrial Ingredients business continued to recover from the effects of the June 2008 flood, incurring $6.8 million in flood remediation costs, primarily for repairs to the facility and production equipment. Flood costs since June 2008 have totaled $44.8 million, including continuing costs while the plant was shut down. These direct flood expenses do not include the impact from more than $15 million in profit losses caused by the flood. The business recorded $11.0 million in insurance recoveries during the first quarter of fiscal 2009 with a total of $21.5 million received to date. Insurance proceeds are recognized in the financial statements when realization of the recoveries is probable. Net insurance recoveries of $4.2 million for the quarter ended November 30, 2008 have been included in operating income, which was $1.8 million.
Australia/New Zealand Operations
First quarter sales in the Australia/New Zealand business decreased 28.7% to $21.4 million from $29.9 million a year ago. Quarterly changes from a year ago reflect a 15% improvement in local currency selling prices that added $3.0 million to reported revenue. This was offset by lower average Australian and New Zealand foreign currency exchange rates that decreased reported sales by $4.8 million. Sales were also reduced by $6.7 million from lower volume resulting from product rationalization choices, as well as competitive pressure, from imported products during fiscal 2008 when the Australian Dollar was trading near historical peaks. Gross margin for the first quarter was at a breakeven level compared to last year’s gross margin of $3.1 million. Product rationalization and pricing programs improved margins by $2.1 million, but grain prices were $3.5 million above the same period last year. The business also experienced increased manufacturing expenses due to higher chemical costs and temporarily reduced plant utilization rates. Corn is being sourced from new growing regions in Australia due to the drought impact on water availability in traditional harvest areas. Yields and supply chain operations were below targeted standards during the quarter, but are now returning back to historical levels. The business reported a first quarter operating loss of $1.5 million compared to a loss of $0.1 million last year. Results in the first quarter of fiscal 2008 included $1.2 million in severance charges related to reductions in force implemented last year.
“Flood recovery efforts in the Cedar Rapids based Industrial Ingredients business are substantially completed. This business is also responding to the broad economic slowdown which has led to weaker demand for paper products. Efforts in place are centered on commercial activities with our value enhancing ingredients and cost containment. Disappointing results in Australia are being addressed through focus on improved new product acceptance rates, grain costs, and plant efficiencies,” said Tom Malkoski, Penford Corporation President and Chief Executive Officer. “The North American Food business has demonstrated effective resilience in the face of poor economic conditions and continues to show good prospects for future growth.”
Conference Call
Penford will host a conference call to discuss first quarter financial and operational results today, January 8, 2009 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on January 8, 2009, please phone 1-877-407-9205 at 8:50 a.m. Mountain Time. A replay will be available at www.penx.com.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has nine manufacturing and/or research locations in the United States, Australia and New Zealand.

     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; expectations regarding the construction cost of the ethanol facility and the timing of ethanol production; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; other unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.
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CHARTS TO FOLLOW

Penford Corporation
Financial Highlights

	Three months ended
	November 30,
(In thousands except per share data)	2008	2007
	(unaudited)
Consolidated Results

Sales	$80,690	$94,861

Net income (loss)	$(369)	$3,162

Earnings (loss) per share, diluted	$(0.03)	$0.33

Results by Segment

Industrial Ingredients:

Sales	$41,841	$49,209
Gross margin	0.3%	17.4%
Operating income	1,799	5,696

Food Ingredients — North America:

Sales	$17,742	$16,076
Gross margin	29.7%	28.3%
Operating income	3,398	2,652

Australia/New Zealand:

Sales	$21,360	$29,944
Gross margin	(0.1)%	10.5%
Operating loss	(1,533)	(75)

	November 30,	August 31,
	2008	2008
	(unaudited)
Current assets	$101,128	$95,737
Property, plant and equipment, net	157,174	169,932
Other assets	34,842	44,712

Total assets	293,144	310,381

Current liabilities	57,632	58,322
Long-term debt	64,424	59,860
Other liabilities	30,703	31,837
Shareholders’ equity	140,385	160,362

Total liabilities and equity	$293,144	$310,381

Penford Corporation
Consolidated Statements of Income (unaudited)

	Three months ended
	November 30,
(In thousands except share and per share data)	2008	2007
Sales	$80,690	$94,861

Cost of sales	75,302	78,608

Gross margin	5,388	16,253

Operating expenses	7,267	7,240
Research and development expenses	1,519	2,022
Flood costs, net of insurance proceeds	(4,234)	—
Restructure costs	—	1,235

Income from operations	836	5,756

Non-operating income (loss), net	(210)	464
Interest expense	1,492	1,266

Income (loss) before income taxes	(866)	4,954

Income tax expense (benefit)	(497)	1,792

Net income (loss)	$(369)	$3,162

Weighted average common shares and equivalents outstanding, diluted	11,155,256	9,548,803

Earnings (loss) per share, diluted	$(0.03)	$0.33

Dividends declared per common share	$0.06	$0.06